Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

212-735-3000

July 26, 2006

Realogy Corporation

One Campus Drive

Parsippany, New Jersey 07054

Re:	Realogy Corporation;
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Realogy Corporation, a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration by the Company of 42,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance pursuant to the Realogy Corporation 2006 Equity and Incentive Plan, 250,000 shares of Common Stock, authorized for issuance pursuant to the Realogy Corporation Employee Stock Purchase Plan, 250,000 shares of Common Stock, authorized for issuance pursuant to the Realogy Corporation Employee Savings Plan, (collectively, the “Plan Shares”) and deferred compensation obligations of the Company up to $20,000,000 which represents unsecured obligations to pay deferred compensation in the future in accordance with the Realogy Corporation Non-Employee Directors Deferred Compensation Plan, deferred compensation obligations of the Company up to $25,000,000 which represents unsecured obligations to pay deferred compensation in the future in accordance with the Realogy Corporation Savings Restoration Plan and deferred compensation obligations of the Company up to $60,000,000 which represents unsecured obligations to pay deferred compensation in the future in accordance with the Realogy Corporation Officer Deferred Compensation Plan (collectively, the “Deferred Compensation Obligations”). We refer to the 2006 Equity and Incentive Plan, the Employee Stock Purchase Plan, the Employee Savings Plan, the Non-Employee Directors Deferred Compensation Plan, the Savings Restoration Plan and the Officer Deferred Compensation Plan, collectively as the “Plans.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, as filed with the Commission under the Act on the date hereof; (ii) the Plans; (iii) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware; (iv) the By-laws of the Company; (v) resolutions of the Board of Directors of the Company, adopted May 30, 2006, relating to the Plans and filing of the Registration Statement; (vi) resolutions of the Executive Committee of the Board of Directors of the Company, adopted July 21, 2006, relating to an amendment to the Realogy Corporation 2006 Equity and Incentive Plan; and (vii) resolutions of the sole stockholder of the Company, adopted May 30, 2006 and July 21, 2006 relating to the Plans. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

(a)	the opinion in paragraph 1 below assumes: (i) that the Plan Shares will be issued in accordance with the terms of the Plans and (ii) the consideration received by the Company for each Plan Share delivered pursuant to a Plan shall not be less than the par value of the Common Stock.

(b)	the opinion in paragraph 2 below assumes that the creation of the Deferred Compensation Obligations and the performance by the Company of its obligations thereunder, do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject (other than with respect to the Plans), (ii) any law, rule, or regulation to which the company or any of its properties is subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.

Members of our firm are admitted to the bar in the State of New York and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1) The Plan Shares have been duly authorized for issuance and when delivered and paid for in accordance with the terms of the respective Plans, the Plan Shares will be validly issued, fully paid and nonassessable.

2) When issued in accordance with the provisions of the respective Plans, the Deferred Compensation Obligations are valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Item 5. Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Skadden, Arps, Slate, Meager & Flom LLP

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